Exhibit 6

EXECUTION VERSION

IRREVOCABLE PROXY AND POWER OF ATTORNEY

This IRREVOCABLE PROXY AND POWER OF ATTORNEY (this “Proxy Agreement”) is entered into as of October 20, 2021, by and among SoftBank Group Corp., a Japanese kabushiki kaisha, SB WW Holdings (Cayman) Limited, a Cayman Islands exempted company with limited liability, SVF II WW (DE) LLC, a Delaware limited liability company, and BowX Acquisition Corp., a Delaware corporation (the “Company”). Reference is made to the Agreement and Plan of Merger (“Merger Agreement”), dated March 25, 2021, by and among the Company, BowX Merger Subsidiary Corp., a Delaware corporation, and WeWork Inc., a Delaware corporation. Certain capitalized terms used in this Proxy Agreement are defined in Section 1(d).

WHEREAS, pursuant to, and at the closing of the transactions contemplated in, the Merger Agreement, SB WW Holdings (Cayman) Limited, SVF and SVF II WW (DE) LLC will receive shares of Class A common stock, par value $0.0001 per share, of the Company (such shares, collectively, the “Shares”) and/or warrants exercisable for Shares.

WHEREAS, upon the terms of this Proxy Agreement, SBG desires to grant to the WW Executive a proxy and undertaking in respect of the voting rights attached to certain of the Shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to and authorize the following.

1. GRANT OF PROXY AND POWER OF ATTORNEY.

(a) If at any meeting of the stockholders of the Company, the aggregate number of voting securities held by the SoftBank Holders otherwise represent more than 49.90% of the voting securities present (in person or by proxy) at such meeting with respect to any vote or election submitted to the holders of shares of capital stock of the Company for approval (each, a “Stockholder Vote”), then the SoftBank Holders shall only be entitled to vote 49.90% of the voting securities present (in person or by proxy) and voting in such Stockholder Vote, with SBG not voting the minimum number of its Shares (such minimum number of Shares, the “Subject Shares”) as is required to reduce the combined voting power exercised by the SoftBank Holders to no more than 49.90% (rounded down to the nearest whole share) of the voting securities present (in person or by proxy) and voting at such Stockholder Vote. The Subject Shares shall automatically become subject to the Subject Shares Proxy (as defined below) in respect of such Stockholder Vote.

(b) SBG irrevocably appoints the WW Executive as its attorney and proxy, to the full extent of its voting rights with respect to the Subject Shares in such applicable Stockholder Vote, to vote all the Subject Shares in proportion to the votes cast by the stockholders of the Company (other than the SoftBank Holders) in such Stockholder Vote (the “Subject Shares Proxy”). For the avoidance of doubt, SBG retains all economic and all other non-voting rights, powers and preferences in and of the Subject Shares.

(c) For the avoidance of doubt, Shares transferred by the SoftBank Holders to a third party who is not a SoftBank Holder will not be subject to this Proxy Agreement or the Subject Shares Proxy.

(d) For purposes of this this Proxy Agreement:

(i) “Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person or entity;

(ii) “conflicted” means any person that has a direct relationship or arrangement with any SoftBank Holder;

(iii) “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise;

(iv) “SBG” means SoftBank Group Corp. and its Affiliates and SoftBank Vision Fund II-2 L.P. and its controlled Affiliates (including, for the avoidance of doubt, SB WW Holdings (Cayman) Limited and SVF II WW (DE) LLC but excluding, for the avoidance of doubt, the Company and its controlled Affiliates and SVF);

(v) “SoftBank Holders” means SBG and SVF;

(vi) “SVF” means SVF Endurance (Cayman) Limited and its successors and assigns that are controlled Affiliates of SoftBank Vision Fund L.P.; and

(vii) “WW Executive” means (A) a President of the Company, unless such President is conflicted in respect of the matter being voted upon, (B) if all Presidents of the Company are conflicted, the Treasurer of the Company, unless such Treasurer is conflicted in respect of the matter being voted upon, and (C) if all Presidents and the Treasurer of the Company are conflicted, the Secretary of the Company.

(e) As long as SBG is a stockholder of the Company, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without the affirmative vote of SBG, amend, alter or repeal this Section 1.

2. MISCELLANEOUS.

(a) The Subject Shares Proxy is coupled with an interest and is irrevocable (including in light of the fact that the WW Executive, and each subsequent officer who may become the WW Executive, is an equity holder and/or an officer of the Company).

(b) The WW Executive shall have discretion in exercising its rights and performing its obligations under this Proxy Agreement. The WW Executive, and the Company and its directors, officers, agents, employees, affiliates and other representatives (each such person other than the WW Executive, a “Company Party”), shall not have or incur any liability whatsoever by reason of any act or omission of such WW Executive in accordance with this Proxy Agreement, whether based upon mistake of fact or law or error of judgment, except in the case of WW Executive’s fraud, willful misconduct or gross negligence; it being understood that this sentence shall not limit the liability of any Company Party for its own acts or omissions. Notwithstanding the foregoing, this Section 2(b) shall not affect SBG’s right to specific performance, injunctive relief or any other equitable remedies available to enforce, or prevent any violations of, the provisions of this Proxy Agreement or the Subject Shares Proxy.

(c) SoftBank Group Corp. agrees to indemnify and hold harmless the WW Executive against all losses that the WW Executive suffers or may suffer in connection with the exercise of WW Executive’s obligations hereunder. Notwithstanding the foregoing, any losses suffered by the WW Executive as a result of WW Executive’s fraud, willful misconduct or gross negligence shall not be indemnified by SoftBank Group Corp.

(d) This Proxy Agreement, including the Subject Shares Proxy, shall be in effect until, and shall automatically terminate upon, the earlier of the date on which (i) the Softbank Holders cease to hold more than 49.90% of the voting power of the issued and outstanding shares of capital stock of the Company at any time after the closing of the transactions contemplated by the Merger Agreement (the “Merger Closing”), and (ii) Article V, Part A, Section 7 of the Amended and Restated Certificate of Incorporation of the Company is no longer in effect at any time after the Merger Closing.

(e) No provision of this Proxy Agreement may be amended, modified or waived, and this Proxy Agreement may not be terminated or cancelled (other than as expressly set forth herein), without the prior written consent of SoftBank Group Corp. and the Company, nor shall any unilateral waiver be permitted.

(f) All notices, requests and other communications made pursuant to this Proxy Agreement shall be in writing and shall be conclusively deemed to have been duly given when sent by confirmed electronic mail to the electronic mail address of the applicable party or parties as set forth on the signature pages hereto, if sent between 8:00 a.m. and 5:00 p.m. in the recipient’s local time on a business day, or on the next business day if sent other than between 8:00 a.m. and 5:00 p.m. in the recipient’s local time on a business day. A party may change or supplement the address given on its signature page hereto, or designate additional addresses, for purposes of this Section 2(f) by giving the other parties written notice of the new address in the manner set forth above.

(g) This Proxy Agreement, all acts and transactions pursuant hereto and the rights and obligations of the parties shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Any legal suit, action or proceeding relating to, arising out of or arising under this Proxy Agreement shall be brought in the District Court of Delaware or the Delaware Court of Chancery (or if such court does not have jurisdiction, the Superior Court of Delaware), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

(h) The headings in this Proxy Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) This Proxy Agreement may be executed in any number of textually identical counterparts (including by means of email or other electronic transmission), any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

(j) The WW Executive may not assign any of its rights or obligations hereunder without the prior written consent to such assignment by SoftBank Group Corp. and the Company. Any attempted or purported assignment in violation of the foregoing sentence shall be null and void ab initio and of no force and effect. Each of the SoftBank Holders may assign its rights and obligations hereunder to any of its affiliates to which it transfers any Shares (except that the parties agree that, notwithstanding any provision of this Proxy Agreement to the contrary, following any such transfer, the power to amend, modify, terminate or cancel this Proxy Agreement (to the extent permitted by this Proxy Agreement) shall remain with SoftBank Group Corp.), and any such affiliate to which Shares are transferred shall execute a joinder to this Proxy Agreement prior to such transfer (but only with respect to the Shares to be held by such person), with such transfer subject to the execution and delivery of such joinder. This Proxy Agreement and each provision hereof will inure to the benefit of and be enforceable by the parties and their successors and permitted assigns, subject to the immediately preceding sentence.

(k) If it is determined by a court of competent jurisdiction that any provision of this Proxy Agreement is invalid under applicable law, then (i) such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of this Proxy Agreement and (ii) to the fullest extent possible, such provision shall be adjusted to conform to applicable law so as to be valid and enforceable.

(l) Each of the parties acknowledges that (i) the rights of the parties under this Proxy Agreement are unique; (ii) it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them by this Proxy Agreement; and (iii) in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, in addition to any other remedies that may be available to a party upon any such violation, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of this Proxy Agreement, then none of the parties shall raise the defense that there is an adequate remedy at law. Each party waives any requirement for the security or posting of any bond in connection with such enforcement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Proxy Agreement as of the date first written above.

SOFTBANK GROUP CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Representative Director, Corporate Officer,
Chairman & CEO

Email:

Address:

1-7-1, Kaigan
Minato-Ku Tokyo 105-7537 Japan

[Signature Page to Proxy Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Proxy Agreement as of the date first written above.

SB WW HOLDINGS (CAYMAN) LIMITED

By:	/s/ Karen Ellerbe
Name:	Karen Ellerbe
Title:	Director

Email:

Address:

SVF II WW (DE) LLC

By:	/s/ Matthew Johnson
Name:	Matthew Johnson
Title:	Director

Email:

Address:

[Signature Page to Proxy Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Proxy Agreement as of the date first written above.

BOWX ACQUISITION CORP.

By:	/s/ Murray Rode
Name:	Murray Rode
Title:	Co-Chief Executive Officer, Chief Financial
Officer, Secretary and Treasurer

Email: murray@bowcapital.com

Address: 2400 Sand Hill Rd., Suite 200
Menlo Park, CA
94025

[Signature Page to Proxy Agreement]